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                                   EXHIBIT E


               AMENDMENT 1 TO XYVISION SYSTEM AGREEMENT OF 1/9/97


It is understood by the Parties that Underwriters Laboratories Inc. ("UL") has a requirement to have an operational system in place to ensure that UL's Year 2000 ("Y2K") Compliancy is assured. It is further mutually understood that system specifications, priorities and objectives are not yet fully defined. To ensure that UL's mandatory Y2K objectives are met, the following process will be followed:
       1. Xyvision project management staff will facilitate a series of planning and project mapping activities with the appropriate UL staff. The dates and details of this initial process will be defined in a Project implementation Schedule.


       2. Upon completion of this initial process, the Parties will mutually develop a detailed preliminary implementation Plan defining the overall goals and objectives of the EDMS System Implementation including incorporation of sites outside of the Northbrook facility. A key aspect of this plan will be the definition of critical milestone dates for the system implementation, prototyping and rollout to users.


       3. The Parties will then work to prioritize and categorize the implementation objectives and milestones and develop "time to complete" estimates for all activities.


       4. If the full implementation cannot be completed by the mandated Y2K compliance deadline, the Parties will determine if additional resources can be used to expedite development to meet the identified date. If so, Xyvision will use its best efforts to secure or assign these additional resources to expedite development. In parallel, or if expedited delivery is not feasible, the Parties will work to adjust the scope or phasing of deliverables to ensure that core functionality can be delivered in the required time frame.


       5. Once defined, this plan will be codified in a Statement of Work. The Statement of Work will also identify the key responsibilities of each party, critical milestone dates, phased delivery schedules and wherever possible, Acceptance Criteria.


       6. The Statement of Work will be signed by both Parties. Any subsequent modifications or adjustments to the Statement of Work will also be confirmed in writing by both Parties.